Exhibit 23.6

CONSENT OF DIRECTOR NOMINEE

     I hereby consent to being named in Amendment No. 2 to the Registration Statement on Form S-1 (No.333-123289) of DSW Inc., an Ohio corporation (“DSW”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein), as a director nominee of DSW, with my election or appointment (if so elected or appointed) becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.

Dated:	May 31, 2005

Name:	Harvey L. Sonnenberg

Signature:	/s/ Harvey L. Sonnenberg